EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
SodaStream International Ltd.:

We consent to the use of our report with respect to the consolidated financial statements and to the effectiveness of internal control over financial reporting incorporated by reference herein.

Our report dated April 14, 2013 refers to Note 2C to the financial statements, which explains that the Company determined that as of January 1, 2012 its functional currency and the Group’s presentation currency changed from Euro (EUR) to USD.

Our report dated April 14, 2013, on the effectiveness of Internal Control Over Financial reporting as of December 31, 2012 contains an explanatory paragraph that states that, the Group acquired SodaStream Nordics AB, which operates the distribution channels in the Nordics and Baltic region, and management has excluded this company’s internal control over financial reporting from its assessment of the effectiveness of the Group’s internal control over financial reporting as of December 31, 2012. SodaStream Nordics AB constitutes $55,272 thousand of total assets and $46,067 thousand of revenue included in the consolidated financial statements of the Group as of and for the year ended December 31, 2012. Our audit of internal control over financial reporting of the Group also excluded an evaluation of the internal control over financial reporting of SodaStream Nordics AB.

/s/ Somekh Chaikin

Somekh Chaikin
Certified Public Accountants (Isr.)
A Member Firm of KPMG International

Tel Aviv, Israel
August 12, 2013